                                                                    EXHIBIT 23.1


                        CONSENT OF KPMG PEAT MARWICK LLP



Board of Directors
The Sports Club Company, Inc.



     We hereby consent to the incorporation by reference in the Registration Statement on Form S-3, filed on October 22, 1997 by The Sports Club Company, Inc. (the "Company") of our report dated March 13, 1997, except for the last paragraph of note 5 which is as of March 20, 1997 and the third and fourth paragraphs of note 2 which are as of October 3, 1997, included in the Company's annual report on Form 10-K for the year ended December 31, 1996 and to the reference to our firm under the heading "Experts."



                                         /s/ KPMG Peat Marwick LLP


Los Angeles, California
October 22, 1997